EXHIBIT A

CERTIFICATE OF AMENDMENT

AMENDMENT TO SECTION 7.1 AND 7.3 OF ARTICLE SEVENTH AND ARTICLE EIGHTH OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Section 7.1 and Section 7.3 of ARTICLE SEVENTH and ARTICLE EIGHTH of the Amended and Restated Certificate of Incorporation of Akers Biosciences, Inc. is hereby amended and restated to read in its entirety as follows:

"7.1 Number. The business and affairs of the Corporation shall be under the direction of the Board of Directors. The number of directors shall be fixed from time to time by the Board of Directors pursuant to the By-Laws of the Corporation, but in any event shall be not less than two (2) nor more than eleven (11) directors. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Class I directors shall be originally elected for a term expiring at the first succeeding annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the second succeeding annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the third succeeding annual meeting of stockholders. At each succeeding annual meeting of stockholders beginning in 2007, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

7.3 Vacancies. Subject to the rights of the holders of any series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, and shall not be filled by the shareholders unless there are no directors remaining on the Board of Directors. Any director so chosen (a "vacancy

director") shall be a director of the same class as the director whose vacancy he or she fills or, if the vacancy resulted from an increase in the authorized number of directors, the vacancy director shall be a director of the class as determined by the Board of Directors pursuant to Section 7.1 above. Such vacancy director shall hold office until the annual meeting of shareholders at which the directors in such vacancy director's class are up for reelection, and until his or her successor shall have been elected and qualified. The shareholders shall thereupon elect a director to fill the vacancy having been temporarily filled by the vacancy director, which individual may include the incumbent vacancy director. The director so elected shall be a director of the same class as the vacancy director and shall serve until the annual meeting of shareholders at which the term of office of such class expires and until such director's successor shall have been duly elected and qualified.

EIGHTH Shareholder Action. Any action required or permitted to be taken by shareholders pursuant to this Amended and Restated Certificate or under applicable law may be effected only at a duly called annual or special meeting of shareholders and with a vote thereat. The holder of shares entitled to cast forty percent (40%) of the votes at a meeting of shareholders shall constitute a quorum at such meeting. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, annual and special meetings of shareholders of the corporation may be called only by the President, the Chief Executive Officer, or the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors. Subject to applicable law and the rights of holders of any series of Preferred Stock, shareholders are not permitted to call an annual or special meeting of shareholders or to require that the Board of Directors call an annual or special meeting of shareholders."